Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Nordson Corporation for the registration of debt securities, and to the incorporation by reference therein of our reports dated December 19, 2022, with respect to the consolidated financial statements and schedule of Nordson Corporation, and the effectiveness of internal control over financial reporting of Nordson Corporation, included in its Annual Report (Form 10-K) for the year ended October 31, 2022 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

September 5, 2023